UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

YOULIFE GROUP INC.

(Exact name of Registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Room C431, Changjiang Software Park

No.180 South Changjiang Road

Baoshan District, Shanghai 201900, China

+86 21 6173-6744

(Address of principal executive offices including zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
American depositary shares, each representing one Class A ordinary share, $0.0001 par value per share	The Nasdaq Stock Market LLC
Class A ordinary shares, $0.0001 par value per share*	The Nasdaq Stock Market LLC*
Warrants, each exercisable for one Class A ordinary share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

Securities Act registration statement file number to which this form relates:

333-285178

Securities to be registered pursuant to Section 12(g) of the Act:

None

*	Not for trading, but only in connection with the listing of the American depositary shares on The Nasdaq Stock Market LLC. The American depositary shares represent Class A ordinary shares and are being registered under the Securities Act of 1933, as amended, pursuant to a separate Registration Statement on Form F-6, as amended (Registration No. 333-285250). Accordingly, the American depositary shares are exempt from the operation of Section 12(a) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12a-8.

Item 1. Description of Registrant’s Securities to be Registered

The securities to be registered hereby are the American depositary shares (the “ADSs”), each representing one Class A ordinary shares, par value $0.0001 per share, the Class A ordinary shares (the “Class A Ordinary Shares”), par value $0.0001 per share, of Youlife Group Inc. (the “Registrant”) and warrants to purchase Class A Ordinary Shares (the “Warrants”). The description of the ADSs, the Class A Ordinary Shares and the Warrants contained under the heading “Description of American Depositary Shares” and “Description of PubCo Securities” in the proxy statement/prospectus forming a part of the Registration Statement on Form F-4, as originally filed with the Securities and Exchange Commission on February 25, 2025, as amended from time to time (Registration No. 333-285178) (the “Registration Statement”) to which this Form 8-A relates is incorporated herein by reference. Any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that are subsequently filed are hereby also incorporated by reference herein.

The ADSs and the Warrants to be registered hereunder are expected to be listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “YOUL” and “YOULW”, respectively.

Item 2. Exhibits

Under the “Instructions as to Exhibits” section of Form 8-A, no exhibits are required to be filed or incorporated by reference herein because no other securities are to be listed on Nasdaq and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: June 4, 2025	Youlife Group Inc.

	By:	/s/ Yunlei Wang
	Name:	Yunlei Wang
	Title:	Chief Executive Officer